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                                 CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR.,VICE PRESIDENT-
MARCH 31, 1998                                            CORPORATE DEVELOPMENT
                                                        (405)848-8000, EXT. 257


                        CHESAPEAKE ANNOUNCES SENIOR NOTES
                          AND PREFERRED STOCK OFFERINGS

OKLAHOMA CITY, OKLAHOMA, MARCH 31, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it proposes to offer for sale $450 million of senior notes that will mature in 2005 and $150 million of perpetual convertible preferred stock. The offerings will be privately placed to qualified institutional buyers. With the proceeds from the offerings, Chesapeake intends to: i) tender for its $90 million issue of 10.5% Senior Notes due 2002, ii) repay its commercial bank debt, and iii) fund the cash portions of its pending transactions, including DLB, Oxy, Sunoma, and Gothic.

The senior notes and preferred stock to be offered by Chesapeake will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.




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